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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


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                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                                   eBay Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
                  -------------------------------------------
                        (Title of Class of Securities)

                                278642 10 3
               -------------------------------------------------
                                (CUSIP Number)

                             December 31, 1998
               -------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                               EXPLANATORY NOTE


     This amendment to the Schedule 13G originally filed February 16, 1999 (the "Schedule 13G") is filed to indicate that the Schedule 13G is filed pursuant to Rule 13d-1(d), not Rule 13d-1(c) as originally indicated.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             July 16, 1999
                               ----------------------------------------------
                                                   Date

                                              /s/ Jeffrey S. Skoll
                               ----------------------------------------------
                                                   Signature

                                              /s/ Jeffrey S. Skoll
                               ----------------------------------------------


                              The Skoll Family 1998 Trust


                                              /s/ Jeffrey S. Skoll
                               ----------------------------------------------
                               Jeffrey S. Skoll, Trustee

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